Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Kid Brands, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 2-96238, 2-96239, 2-96240, 33-10779, 33-26161, 33-27406, 33-27897, 33-27898, 33-51823, 333-70081, 333-76248 and 333-111853) on Form S-8, and No. 333-164461 on Form S-3, as amended, of Kid Brands, Inc. of our report dated March 26, 2010, with respect to the consolidated balance sheets of Kid Brands, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of Kid Brands, Inc.
Our report with respect to the consolidated financial statements, refers to the Company’s change in its method of accounting for financial assets and liabilities on January 1, 2008 due to the adoption of the standard on accounting for fair value measurements and the change in its method of accounting for uncertain income tax positions on January 1, 2007 due to the adoption of the standard on accounting for uncertain tax positions.
/s/ KPMG LLP
Short Hills, New Jersey
March 26, 2010